UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 21, 2014

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State of other jurisdiction of incorporation)

1-12928	38-3148187
(Commission file number)	(I.R.S. Employer Identification No.)

31850 Northwestern Highway
Farmington Hills, MI	48334
(Address of principal executive offices)	(Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement

On July 21, 2014, Agree Limited Partnership (the “Operating Partnership”), the majority-owned operating partnership of Agree Realty Corporation (the “Company”), entered into a $250 million senior unsecured Revolving Credit and Term Loan Agreement (the “Agreement”) covering three senior unsecured credit facilities:

•	A $150 million unsecured revolving credit facility (the “Revolver”) due July 21, 2018 with an additional one-year extension at the Company’s option, subject to customary conditions. Borrowings under the Revolver will be priced at LIBOR plus 135 to 200 basis points, depending on the Company’s leverage ratio, with an initial applicable margin of 135 basis points. The Revolver replaces the Company’s existing $85.0 million revolving credit facility and may be increased to an aggregate of $250 million at the Company’s election, subject to certain terms and conditions.

•	A $65 million seven-year unsecured term loan facility (the “New Term Loan”) due July 21, 2021. Borrowings under the New Term Loan will be priced at LIBOR plus 165 to 225 basis points, depending on the Company’s leverage ratio, with an initial applicable margin of 165 basis points. The Company has entered into interest rate swaps to fix LIBOR at 2.09% until maturity, implying an all-in interest rate of 3.74% at closing. Proceeds from the New Term Loan were used to repay borrowings under the Company’s existing revolving credit facility. The New Term Loan may be increased to an aggregate of $75 million at the Company’s election, subject to certain terms and conditions.

•	Additionally, conforming changes were made to certain terms and conditions of the Company’s existing $35 million term loan facility (the “Existing Term Loan”) as part of the Agreement. The maturity date remains September 29, 2020 and pricing remains LIBOR plus 165 to 225 basis points, depending on the Company’s leverage ratio, with a current applicable margin of 135 basis points and current all-in rate of 3.85% taking into account the effect of an interest rate swap agreement previously entered into by the Company. The Existing Term Loan may be increased to an aggregate of $70 million at the Company’s election, subject to certain terms and conditions.

The Agreement contains customary covenants, including financial covenants regarding debt levels, total liabilities, tangible net worth, fixed charge coverage, unencumbered properties, permitted investments, etc. The Company was in compliance with all covenant terms at closing.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which has been filed as Exhibit 10.1 to this report and is incorporated in this Item 1.01 by reference.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01          Regulation FD Disclosure

On July 21, 2014, the Company issued a press release announcing the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.         Financial Statements and Exhibits.

(d)      Exhibits

Exhibit	Description

10.1	Revolving Credit Facility and Term Loan Agreement, dated July 21, 2014, among Agree Limited Partnership, PNC Bank, National Association and the other lenders party thereto.

99.1	Press release, dated July 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

/s/ Brian R. Dickman
Chief Financial Officer and Secretary

Date: July 22, 2014

EXHIBIT INDEX

Exhibit	Description

10.1	Revolving Credit Facility and Term Loan Agreement, dated July 21, 2014, among Agree Limited Partnership, PNC Bank, National Association and the other lenders party thereto.

99.1	Press release, dated July 21, 2014.